Exhibit 24.4
                   SHERWIN D. YOELIN, PETROLEUM ENGINEER INC.
                              1439 BONNIE JEAN ROAD
                       LA HABRA HEIGHTS, CALIFORNIA 90631
                                  310/697-3700

August 27, 1996

Fortune Petroleum Corporation
One Commerce Green
515 W. Greens Road, Suite 720
Houston, Texas 77067

Re:      Consent of Independent Petroleum Engineer

Gentlemen:

I hereby consent to the incorporation of my January 1, 1994 and January 1, 1995, Annual Reserve Reports of the oil and gas reserves of Fortune Petroleum Corporation dated February 15, 1994, and February 27, 1995, respectively, in the Prospectus constituting part of the Pre-Effective Amendment No. 1 of the Registration Statement on SEC Form S-3 to be filed on or about August 28, 1996.

Respectfully,

 /s/ Sherwin D. Yoelin
     Sherwin D. Yoelin
     Registered Petroleum Engineer
     State of California
     Certificate No. P 1241

                                       S-7